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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.           )

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☐	Soliciting Material Pursuant to Section 240.14a-12
Kaiser Group Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KAISER GROUP HOLDINGS, INC. 12303 Airport Way, Suite 125 Broomfield, Colorado 80021	Filed by Kaiser Group Holdings, Inc. Pursuant to Rule 14a-6(b) of the Securities and Exchange Act of 1934 Subject Company: Kaiser Group Holdings, Inc. Commission File NO.: 001-12248

FOR IMMEDIATE RELEASE	Press Contact and Investor Contact: John T. Grigsby, Jr. 720/889-2770

KAISER GROUP HOLDINGS CORRECTS
CUMULATIVE TOTAL RETURN IN PROXY STATEMENT

BROOMFIELD, CO April 5, 2004—Kaiser Group Holdings, Inc. (OTCBB: KGHI) announced today a correction to the cumulative total return table, page 13, in the Company's Proxy Statement for its 2004 Annual Meeting of Shareholders to be held on May 5, 2004, which was mailed to all stockholders of record as of March 26, 2004. The corrected cumulative total return for 2003 is set forth below.

The graph plots cumulative total return on a $100 investment in Kaiser Group Holdings, Inc. Common Stock for the past five years. The S&P 500 Index and group of peer issuers are shown for comparison and include reinvestment of dividends where applicable. The peer issuers were selected because of the similarity of business elements and contracts held with the U.S. Department of Energy. These peer issuers include the following six companies: Flour Corporation, Foster Wheeler Ltd., Jacobs Engineering Group, Inc., The Shaw Group, Inc., TRC Companies, Inc. and Washington Group International, Inc.

Cumulative Total Return

	1999	2000	2001	2002	2003
Kaiser Group Holdings, Inc.	$26.09	$1.04	$2.25	$3.80	$15.58
S&P 500	$121.05	$110.02	$96.95	$75.52	$97.19
Peer Issuers Only	$101.55	$111.51	$109.07	$87.35	$122.01
Peer Issuers plus Kaiser Group Holdings, Inc.	$101.07	$110.81	$108.39	$86.89	$121.72

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KAISER GROUP HOLDINGS CORRECTS CUMULATIVE TOTAL RETURN IN PROXY STATEMENT
Cumulative Total Return